Exhibit 5.1

October 25, 2021

Synchronoss Technologies, Inc.

200 Crossing Boulevard, 3rd Floor

Bridgewater, NJ 08807

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Synchronoss Technologies, Inc., a Delaware corporation (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Rule 462(b) Registration Statement”) filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance and sale by the Company of its debt securities for a maximum aggregate offering price not to exceed $3.0 million (including any guarantees thereon, the “Debt Securities”). The Rule 462(b) Registration Statement incorporates by reference the Company’s earlier Registration Statement on Form S-3 (File No. 333-248133) filed with the Commission on August 19, 2020 and declared effective on August 28, 2020 (together with the Rule 462(b) Registration Statement, the “Registration Statements”).

We have examined instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (iv) that the Rule 462(b) Registration Statement, and any amendments to the Registration Statements (including post-effective amendments), will have become effective under the Act and such effectiveness shall not have been terminated or rescinded; (v) that the supplements to the prospectus (the “Prospectus”) contained in the Registration Statements (each a “Prospectus Supplement”) will have been filed with the Commission describing the Debt Securities offered thereby; (vi) that the Debt Securities will be issued and sold in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Registration Statements and the applicable Prospectus Supplement; (vii) that a definitive purchase, underwriting or similar agreement with respect to any Debt Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; (viii) that any Debt Securities issuable upon conversion, exchange, redemption or exercise of any Debt Securities being offered will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange, redemption or exercise; (ix) that the indenture (including any officer’s certificate or supplemental indenture used to issue the Debt Securities, the “Indenture”) will be the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms, and will be duly qualified under the Trust Indenture Act of 1939, as amended , and that the applicable bank or trust company to be named in the Indenture will be duly eligible to serve as trustee. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

Based on such examination, we are of the opinion that:

1.	With respect to the Debt Securities to be issued under the Indenture, when (a) the terms of the Debt Securities have been duly established and authorized by the Company, (b) the Indenture has been duly executed and delivered by the Company, (c) the issuance and sale of the Debt Securities has been duly authorized by all necessary action (corporate or otherwise) and (d) the Debt Securities have been duly executed by the Company and duly authenticated by the Trustee in accordance with the terms of the Indenture, and delivered to the purchasers thereof against payment of the consideration therefor duly approved by the Company, the Debt Securities will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Synchronoss Technologies, Inc.

October 25, 2021

Our opinion that any document is legal, valid and binding is qualified as to:

(a)	limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting the rights of creditors generally;

(b)	rights to indemnification and contribution, which may be limited by applicable law or equitable principles; and

(c)	general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief and limitation of rights of acceleration, regardless of whether such enforceability is considered in a proceeding in equity or at law.

We express no opinion as to the laws of any other jurisdiction, other than the Federal laws of the United States of America, the laws of the State of New York (including in each case the rules or regulations promulgated thereunder or pursuant thereto) and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Rule 462(b) Registration Statement and to the use of our name wherever it appears in the Rule 462(b) Registration Statement, the Prospectus and any Prospectus Supplement and in any amendment or supplement thereto. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Rule 462(b) Registration Statement, including this opinion as an exhibit.

Very truly yours,

/s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

GUNDERSON DETTMER STOUGH VILLENEUVE FRANKLIN & HACHIGIAN, LLP